Exhibit 3.32

NGÂN HÀNG NHÀ NƯỚC
VIỆT NAM

Số: 11422/NHNN-QLNH
V/v xuất khẩu vàng nguyên liệu

CỘNG HOÀ XÃ HỘI CHỦ NGHĨA VIỆT NAM
Độc lập- Tự do- Hạnh phúc

Hà Nội, ngày 31 tháng 12 năm 2008

Kính gửi: Công ty TNHH vàng Phước Sơn

Trả lời đề nghị của Công ty TNHH vàng Phước Sơn tại đơn xin xuất khẩu vàng số 273/08/PSGC, Ngân hàng Nhà nước Việt Nam có ý kiến như sau:

1. Đồng ý cho Công ty TNHH vàng Phước Sơn được xuất khẩu 1.600kg (Một ngàn sáu trăm kilogram) vàng do Công ty khai thác trong năm 2009 để tinh luyện và bán tại nước ngoài.

2. Công ty TNHH vàng Phước Sơn chỉ được xuất khẩu đúng loại vàng ghi tại điểm 1 công văn này và phải thực hiện đúng các quy định về quản lý xuất nhập khẩu vàng và các quy định pháp luật hiện hành khác có liên quan.

3. Công văn này có giá trị đến hết ngày 31/12/2009.

Nơi nhận:
- Như trên;
- PTĐ Nguyễn Văn Bình (để b/c);
- Lưu: VP, Vụ.

TL. THỐNG ĐỐC
VỤ TRƯỞNG VỤ QUẢN LÝ NGOẠI HỐI

NGÂN HÀNG NHÀ NƯỚC VIỆT NAM

Nguyễn Quang Huy

STATE BANK OF VIETNAM No. 11422 /NHNN-QLNH	SOCIALIST REPUBLIC OF VIETNAM Independence — Freedom — Happiness Ha Noi, 31 December, 2008
To: PHUOC SON GOLD COMPANY LIMITED

Re: Doré gold export
Regarding your Application No. 273/08/PSGC for gold export, the State Bank of Vietnam has its response as below:
1.	We approve Phuoc Son Gold Company Limited to export 1,600 kg (one thousand six hundred kilograms) of gold produced by the Company in year 2009 to be refined and traded overseas.
2.	Phuoc Son Gold Company Limited is only permitted to export the type of gold specified in Article 1 of this letter and is requested to conform to regulations on gold export and import as well as relevant stipulations.

3.	This approval shall take effect until the end of 31 December 2009.

Distribution:
•	As above

•	Nguyen Van Binh, the Deputy Director (to report)

•	File
For the Director of the State Bank
Director of Foreign Exchange Control
Department
(signed and sealed)
Nguyen Quang Huy